Exhibit 99.1
Contacts:
Bob Newell
Vice President, Finance and Operations, Chief Financial Officer
Cardica, Inc.
(650) 331-7166
investors@cardica.com
Daryl Messinger
WeissComm Partners, Inc.
(415) 999-2361
daryl@weisscommpartners.com
CARDICA ANNOUNCES FISCAL 2007 SECOND QUARTER FINANCIAL RESULTS
— C-Port® xA Distal Anastomosis System Introduced to U.S. Market —
— Elimination of $12.9 Million in Indebtedness —
REDWOOD CITY, Calif. –February 1, 2007 – Cardica, Inc. (Nasdaq: CRDC) today reported financial results for its fiscal 2007 second quarter and six months ended December 31, 2006.
“We achieved several key commercial, development and corporate milestones over the course of the quarter. We received 510(k) clearance of our next generation C-Port xA Distal Anastomosis System, exceeded our training goal for the calendar year with 89 surgeons trained on C-Port systems, and increased sales of our PAS-Port system in Japan,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica, Inc. “In addition, earlier this week we had a significant presence at the Society of Thoracic Surgeons annual meeting, where avid users of our automated anastomosis products were available to explain the benefits of our C-Port xA system to those less familiar with our products.”
“Also during the quarter, we received a payment from Cook Incorporated for the development of the X-Port™ Vascular Access Closure Device, and importantly, we eliminated $12.9 million of long term indebtedness, freeing up our cash reserves to fund our efforts to build a leading business with significant growth potential in the years to come.”
Fiscal 2007 Second Quarter and Six Months Ended December 31, 2006 Financial Results
Total net revenue for the fiscal 2007 second quarter was $928,000 compared to $199,000 for the fiscal 2006 second quarter. Total product revenue was $416,000 for the fiscal 2007 second quarter compared to $199,000 for the similar period in fiscal 2006. Cost of product revenue was $884,000 for the fiscal 2007 second quarter, which included approximately $430,000 of inventory write-offs and scrap expenses. For the comparable quarter of fiscal 2006, cost of product revenue was $210,000.
Research and development expenses for the fiscal 2007 second quarter were $1.7 million compared to $1.6 million for the same period in fiscal 2006. Selling, general and administrative expenses for the fiscal 2007 second quarter were $2.2 million compared to $0.9 million for the same period in fiscal 2006.
The net loss for the second quarter of fiscal 2007 was $2.5 million, or $0.23 per share, compared to a net loss of $2.7 million, or $1.70 per share, for the second quarter of fiscal 2006.
Total net revenue for the six months ended December 31, 2006 were $1.4 million compared to $367,000 for the similar period of 2006. Total operating costs and expenses for the six months ended December 31, 2006 were $9.0 million, compared to $5.7 million for the same period of fiscal 2006. The net loss for the first six months of fiscal 2007 was $6.1 million, or $0.60 per share, compared to a net loss of $5.8 million, or $3.81 per share, for the same period of fiscal 2006. The net loss for both the second quarter and the six months ended December 31, 2006 included a $1.2 million gain on the early retirement of notes payable to Guidant Investment Corporation, which closed during the second quarter of fiscal 2007.

Cash, cash equivalents and investments at December 31, 2006 were $19.4 million compared to $28.6 million at September 30, 2006.
Recent Highlights and Accomplishments
Commercial Progress:
•	Received 510(k) clearance to market the C-Port® xA Distal Anastomosis System, Cardica’s next generation C-Port system, in the U.S.;

•	Trained a total of 89 cardiothoracic surgeons on the C-Port and C-Port xA systems since product introduction; the company intends to continue to train 20 to 25 surgeons per quarter on the use of the device;

•	Increased cumulative worldwide shipments of C-Port systems to over 1,020 units; and

•	Increased cumulative worldwide shipments of PAS-Port systems to over 4,800 units, the vast majority of which have been deployed in Japan.
Corporate and Pipeline Progress:
•	Continued enrollment of the pivotal trial evaluating the PAS-Port® Proximal Anastomosis System in CABG procedures;

•	Received a payment of $500,000 from Cook Incorporated for development progress on the X-Port™ Vascular Access Closure Device; and

•	Eliminated $12.9 million of indebtedness to Guidant Investment Corporation through the issuance of 1,432,550 shares of Cardica common stock and a cash payment of $5.7 million.
Financial Guidance
Cardica is still early in the adoption of its C-Port system, and regular usage patterns have yet to be established. With the launch of the C-Port xA system, Cardica expects revenue from its C-Port xA system to grow quarter over quarter. However, given the need to rebuild C-Port xA system inventory following the recall in January, fiscal 2007 third quarter product revenue is difficult to predict. Collaboration revenue for fiscal 2007 is still expected to be between $1 million and $2 million. Cardica anticipates that fiscal 2007 research and development, and selling, general and administrative expenses will total between $15 million and $17 million, including non-cash stock-based compensation expense of approximately $1.5 million.
Cardica expects to end fiscal 2007 with cash, cash equivalents and short-term investments of between $12 million and $14 million.
Conference Call Details
To access the live conference call today, February 1, at 4:30 p.m. Eastern Time via phone, please dial 800-798-2864 from the United States and Canada or 617-614-6206 internationally. The conference ID is 13036571. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through February 8, 2007 and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 47237905.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of Cardica’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the call to allow for any necessary software downloads.
About Cardica, Inc.
Cardica designs and manufactures automated anastomosis systems for coronary artery bypass graft (CABG) surgery. By replacing hand-sewn sutures with easy-to-use automated systems, Cardica provides cardiovascular surgeons with rapid, reliable and consistently reproducible anastomoses, or connections of blood vessels, often considered the most critical aspect of the CABG procedure.
Cardica’s C-Port(R) Distal Anastomosis Systems are marketed in Europe and the United States. The PAS-Port(R) Proximal Anastomosis System is marketed in Europe and Japan and is being evaluated in a pivotal trial in the United States and Europe. Cardica also is developing additional devices to facilitate vascular and other surgical procedures. Go to www.cardica.com for more information.
Forward Looking Statements
This press release contains “forward-looking” statements, including statements relating to the marketing and sale of Cardica’s C-Port Distal Anastomosis System, expected product revenue and anticipated operating expenses. Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “believe,” “plan,” “expect,” “estimate,” “intend” and “will” or similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including risks associated with market acceptance of Cardica’s C-Port Distal Anastomosis System, manufacturing of the C-Port Distal Anastomosis System, Cardica’s sales, marketing and distribution strategy and capabilities, the timing of completion and success of the multi-national clinical trial using Cardica’s PAS-Port system, the timing and success of development activities related to the X-Port Vascular Access Closure Device and the timing and success of development activities related to the C-Port Flex A Anastomosis System, as well as other risks detailed from time to time in Cardica’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. Cardica does not undertake any obligation to update forward-looking statements. You are encouraged to read the Company’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

Cardica, Inc.
Statement of Operations

	Three months ended		Six months ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenue
Product revenue, net	$416	$199	$874	$360
Product and royalty revenue from related party	12	—	25	7
Development revenue	500	—	500	—

Total	928	199	1,399	367

Operating costs and expenses
Cost of product revenue	884	210	1,563	837
Research and development	1,661	1,576	3,149	2,742
Selling, general and administrative	2,203	923	4,273	2,146

Total operating costs and expenses	4,748	2,709	8,985	5,725

Loss from operations	(3,820)	(2,510)	(7,586)	(5,358)
Interest income	298	63	687	135
Interest expense	(132)	(264)	(396)	(528)
Other expense	—	(1)	—	(5)
Gain on early retirement of notes payable to related party	1,183	—	1,183	—

Net loss	$(2,471)	$(2,712)	$(6,112)	$(5,756)

Basic and diluted net loss per share	$(0.23)	$(1.70)	$(0.60)	$(3.81)

Shares used in computing basic and diluted net loss per share	10,642	1,595	10,210	1,511

	December 31,	June 30,
	2006	2006
	(unaudited)	(Note 1)
Assets
Cash and investments	$19,419	$32,080
Other assets	2,915	3,078

Total assets	$22,334	$35,158

Liabilities and stockholders’ equity
Total current liabilities	$1,269	$1,645
Total long-term liabilities	3,138	15,836
Stockholders’ equity	17,927	17,677

Total liabilities and stockholders’ equity	$22,334	$35,158

(1)	Derived from audited financial statements